                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        MERCANTILE BANCORPORATION INC..
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                                  [MERCANTILE LOGO APPEARS HERE]

Mercantile            P.O. Box 524
Bancorporation        St. Louis, MO 63166-0524
Inc.

     THOMAS H. JACOBSEN
     Chairman of the Board, President
     and Chief Executive Officer

                                                       March 15, 1999

     DEAR SHAREHOLDER:

        You are cordially invited to attend our Annual Meeting of Shareholders, which will be held at 10:00 a.m., Central
     Daylight Time, on Wednesday, April 21, 1999.

        The meeting will be held at the West Des Moines Marriott, 1250 74th Street, West Des Moines, Iowa. A special card admitting you to the meeting is attached to the proxy. Please detach and present it at the door when you arrive. If your shares are currently held in the name of your broker, bank or other nominee and you wish to attend the meeting, please provide proof of ownership to obtain an admission ticket (e.g., a letter from your broker, bank or other nominee indicating that you are the beneficial owner of MBI stock as of February 26, 1999, the record date). Please mail the request and proof of ownership to Mercantile Bancorporation Inc., Attn: Investor Relations, P. O. Box 524, Tram 06-6, St. Louis, Missouri 63166.

        The Notice of Annual Meeting, proxy statement and proxy card which accompany this letter outline the matters on which action will be taken at this meeting. The Board of Directors respectfully requests that you vote in favor of each such matter.

        Whether or not you are able to attend the meeting, we would appreciate if you would complete and deliver your proxy as promptly as convenient. This year we are pleased to be able to offer you the option of delivering your proxy by telephone or by Internet transmission in addition to the traditional method of completing, signing and mailing a proxy card. Further information about delivering your proxy via telephone or the Internet can be found in the proxy statement, and on the enclosed proxy card. If you do attend the meeting, you may revoke your proxy and vote your shares in person.

        Our Annual Report for 1998 accompanies these proxy materials.

        Thank you for your continued support.

                                      Sincerely,
                                      /s/ T H Jacobsen

                                                  [MERCANTILE LOGO APPEARS HERE]

Notice:                       Mercantile
Annual Meeting                Bancorporation
of Shareholders               Inc.

April 21, 1999

        The Annual Meeting of Shareholders of Mercantile
     Bancorporation Inc. will be held at the West Des Moines
     Marriott, 1250 74th Street, West Des Moines, Iowa, on
     Wednesday, April 21, 1999, at 10:00 a.m., Central Daylight
     Time, for the following purposes:

           1. To elect four directors in Class II for terms of three years expiring in 2002.

           2. To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only shareholders of record at the close of business on February 26, 1999, are entitled to notice of and to vote at the meeting.

                                          THOMAS H. JACOBSEN
                                        Chairman of the Board,
                                               President
                                          and Chief Executive
                                                Officer

March 15, 1999

                                                  [MERCANTILE LOGO APPEARS HERE]

Proxy Statement        Mercantile Bancorporation Inc.

   This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Mercantile Bancorporation Inc. ("Mercantile" or the "Corporation") to be voted at the Annual Meeting of Shareholders to be held on Wednesday, April 21, 1999, on the matters set forth in the accompanying Notice of Annual Meeting. Any shareholder giving a proxy may revoke it at any time prior to its being voted. Revocation may be made effective by giving a later proxy, and thereby superceding the earlier proxy, or by written notice of revocation delivered to the Secretary or to the election inspectors for the Annual Meeting of Shareholders at any time prior to the time the proxy is voted. Unless so revoked, all shares represented by proxies that are properly submitted and received in time for the vote will be voted.

   Mercantile will bear the entire cost of soliciting proxies in the enclosed form. In addition to solicitation by mail, directors and officers of Mercantile and its subsidiaries may solicit proxies personally, by telephone or other means, but such persons will not be specially compensated for such services. Mercantile also has retained Morrow & Co. to assist in the solicitation of proxies on its behalf for a fee of approximately $7,500 plus expenses.

   Only shareholders of record at the close of business on February 26, 1999 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. On that date there were 157,625,883 shares of Mercantile's Common Stock outstanding, with each share being entitled to one vote. The election inspectors will treat abstentions as shares that are present and voting for purposes of determining the presence of a quorum and the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and voting with respect to that matter.

   Cumulative voting, as required by Mercantile's By-Laws, is applicable to all elections of directors. This means that a shareholder is entitled to cast as many votes as shall equal the number of shares of Common Stock of Mercantile owned multiplied by four, the number of directors to be elected at this Annual Meeting. A shareholder may cast all votes for a single candidate or may distribute them among two or more candidates as the shareholder may decide. Proxies properly received via telephone, the Internet or by mail will be voted equally for all nominees as listed on the proxy form, unless otherwise directed in the proxy. If a shareholder gives a proxy in the form enclosed but withholds authority to vote for one or more of the nominees listed on the proxy, the number of votes represented by such shareholder's proxy shall be divided equally, to the extent practicable without creating fractional votes, among the remaining nominees. If you wish to distribute your votes in any other manner you must indicate your directions on the face of the card and return it in the envelope provided.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

   The following table sets forth the name and address of each beneficial owner of five percent or more of Mercantile's Common Stock known to Mercantile, showing the amount and nature of such beneficial ownership and percent of class:

                                                                         Percent of Class
                                                                            of Common
  Name and Address of Beneficial     Amount and Nature of Beneficial     Stock, $0.01 Par
               Owner                            Ownership                    Value/1/
  ------------------------------   ------------------------------------- ----------------
 Mercantile Trust Company National Sole Voting Power.......    8,926,592
 Association/2/                    Shared Voting Power.....      925,171
 ("Mercantile Trust" or "MTCNA")   Sole Investment Power...    9,275,599
 P.O. Box 387                      Shared Investment Power.    2,176,294
 St. Louis, Missouri 63166           Total.................   12,634,538         8%

-----
/1/Based upon 157,625,883 shares outstanding at February 26, 1999.

/2/Includes shares beneficially owned as of February 26, 1999, by Mercantile
  Trust Company National Association ("Mercantile Trust") and certain other affiliates of Mercantile. Mercantile has been advised that the shares held as sole fiduciary by Mercantile Trust and such affiliates will be voted at the Annual Meeting for each of the persons nominated by the Board of Directors for election as a director. Mercantile Trust and such affiliates will also recommend to all co-trustees and co-executors that they vote in a similar manner.

                         ITEM 1. ELECTION OF DIRECTORS

   One of the purposes of the Annual Meeting is to elect four directors in Class II to serve for terms of three years expiring in 2002. The persons named on the enclosed form of proxy intend to vote all duly executed proxies received "FOR" the election to the Board of Directors of each of the nominees, except as otherwise directed in any proxy. The four nominees receiving the highest number of votes in the Class II election will be elected as Class II directors. Each of the nominees for election as directors in Class II is currently a director of Mercantile.

   In the event any nominee declines or is unable to serve, it is intended that the proxies for the election of such nominee will be voted for a successor nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will decline or be unable to serve if elected.

   The name, age as of the date of the Annual Meeting, principal occupation or position and other directorships with respect to the nominees and the other directors whose terms of office as directors will continue after the Annual Meeting are set forth below. Each of the directors has held the currently listed position or another executive position with the same employer for more than five years except as set forth beside his or her name.

               CLASS II--TO BE ELECTED FOR A TERM OF THREE YEARS
                               EXPIRING IN 2002

   Dr. Henry Givens, 68--Director beginning in 1998; President of Harris-Stowe State College, educational institution; Director of Laclede Gas Company.

   William A. Hall, 53--Director beginning in 1993; Assistant to the Chairman, Hallmark Cards, Inc., manufacturer of greeting cards and related products.

   Cinda A. Hallman, 54--Director beginning in 1999; Senior Vice President of The DuPont Company, a science and technology-based company serving worldwide markets in food, nutrition, healthcare, agriculture, fashion and apparel, home and construction, electronics and transportation.

   Craig D. Schnuck, 51--Director beginning in 1991; Chairman, Chief Executive Officer and Director of Schnuck Markets, Inc., retail supermarket chain; Director of General American Life Insurance Company.

                   CLASS I--TO CONTINUE IN OFFICE UNTIL 2001

   Harry M. Cornell, Jr., 70--Director beginning in 1991; Chairman, Chief Executive Officer and Director of Leggett & Platt, Inc., a major manufacturer of engineered products serving markets for residential and commercial furnishings, aluminum products, industrial materials and other specialized products.

   Frank Lyon, Jr., 57--Director beginning in 1995; private investor. Mr. Lyon served as Chairman of Mercantile Bank of Arkansas and its predecessor holding company, TCBankshares Inc., for more than five years prior to May 1995.

   Harvey Saligman, 60--Director beginning in 1982; General Partner of Cynwyd Investments, real estate investment company; Director of Ameren Corporation. In addition to serving as the General Partner, Mr. Saligman served as Managing Partner of Cynwyd Investments for more than five years prior to August 1996.

   John A. Wright, 56--Director beginning in 1986; President and Chief Executive Officer of Woodridge Resources Corporation, natural resources investment firm, since January 1997. Mr. Wright served as President and Chief Executive Officer of Big River Mineral Corp. for more than five years prior to January 1997.

                  CLASS III--TO CONTINUE IN OFFICE UNTIL 2000

   Richard E. Beumer, 61--Director beginning in 1997; Vice Chairman, Jacobs Engineering Group, Inc., a design, construction and scientific services firm; Director of Aid Association for Lutherans and Laclede Gas Company.

   Thomas H. Jacobsen, 59--Director beginning in 1989; Chairman of the Board, President and Chief Executive Officer of Mercantile; Director of Trans World Airlines, Inc.

   Alvin J. Siteman, 71--Director beginning in 1997; President and Director, Flash Oil Corporation and The Site Oil Company of Missouri, petroleum product distributors and, since April 1997, Chairman of Mercantile Bank National Association--St. Louis.

   Patrick T. Stokes, 56--Director beginning in 1992; President of Anheuser-Busch, Inc., brewer of beer and other malt beverages.

                       BOARD OF DIRECTORS AND COMMITTEES

   During 1998 there were six meetings of the Board of Directors. All of the directors attended not less than 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served during the year.

   The standing committees of the Board of Directors in 1998 included the Audit Committee, the Business Policy Committee, the Compensation and Management Development Committee, the Executive Committee and the Nominating and Board Affairs Committee.

   The members of the Audit Committee are Messrs. John A. Wright, Chairman, Richard E. Beumer and William A. Hall. The Audit Committee met two times in 1998. The duties of the Audit Committee include meeting with the independent auditors, management, internal auditors and credit review personnel periodically to review the work of each and ensure that each is properly discharging its responsibilities.

   The members of the Business Policy Committee are Messrs. Patrick T. Stokes, Chairman, Cinda Hallman/1/, Robert W. Murray/2/, Craig D. Schnuck, and Alvin
J. Siteman. The Business Policy Committee met three times in 1998. The Business Policy Committee, among other things, reviews bank and non-bank service and product offerings and regulatory agency-imposed or other legally required credit and noncredit-related policies, guidelines and procedures.

   The members of the Compensation and Management Development Committee are Messrs. Harry M. Cornell, Jr., Chairman, Frank Lyon, Jr. and Harvey Saligman. The Compensation and Management Development Committee, which met four times in 1998, reviews and approves the salaries of executive officers of the Corporation and Mercantile Bank, as well as selected other senior officers of the Corporation and its affiliates, and authorizes all other forms of executive compensation. The Compensation and Management Development Committee administers Mercantile's executive incentive plans.

   The members of the Executive Committee are Messrs. Thomas H. Jacobsen, Chairman, Harry M. Cornell, Jr., Craig D. Schnuck, Patrick T. Stokes, and John
A. Wright. The Executive Committee may exercise all powers of the Board of Directors which may lawfully be delegated when the Board of Directors is not in session. The Executive Committee met five times in 1998.

   The members of the Nominating and Board Affairs Committee, which proposes nominees for election to the Board of Directors, are Messrs. Craig D. Schnuck, Chairman, Harry M. Cornell, Jr. and Thomas H. Jacobsen. The Nominating and Board Affairs Committee will consider written recommendations of shareholders with regard to potential nominees. Shareholder recommendations must contain certain information regarding the potential nominee and comply with certain requirements for presentation as set forth in Mercantile's By-Laws. The Nominating and Board Affairs Committee met three times in 1998.
-----

/1/Ms. Hallman was elected to the Board of Directors of the Corporation effective as of January 20, 1999.

/2/Mr. Murray will be retiring from the Board of Directors of the Corporation effective as of the date of the Annual Meeting of Shareholders.

                                DIRECTORS' FEES

   Directors who are not officers of Mercantile or any of its subsidiaries are paid an annual retainer of $15,000 ($17,000 for Committee Chairmen), as well as $1,000 for attendance at each meeting of the Board of Directors and $1,000 for attendance at each meeting of its standing committees.

   Pursuant to the Mercantile Bancorporation Inc. Amended and Restated Stock Incentive Plan for Non-Employee Directors (the "Director Plan"), each director not otherwise employed by Mercantile and its subsidiaries receives, at the time of the Annual Meeting, as additional consideration for services rendered or to be rendered to the Corporation, (a) an option to acquire 1,000 shares of Mercantile's Common Stock with an exercise price equal to the "Fair Market Value" of Mercantile's Common Stock (as defined in the Director Plan) at the time of the award ("Stock Options"), and (b) stock units ("Stock Units"), each of which is the equivalent of one share of Mercantile's Common Stock, equal in amount to 250, or, if less, the number obtained by dividing Twenty Thousand Dollars by the Fair Market Value of Mercantile's Common Stock at the time of the award. The Stock Options first become exercisable six months after the date of the grant (or earlier in the event of a change in control of Mercantile) and remain exercisable over a term of ten years from the date of grant or, if earlier, over a term of three years following termination of service as a director. Stock Units are credited to accounts (each a "Stock Unit Account") established by Mercantile for the benefit of each non-employee director. Quarterly awards of Stock Units are also made at the time dividends are payable in respect of Mercantile's Common Stock. The amount of such quarterly awards equals (x) the product of the per-share dividend payable with respect to Mercantile's Common Stock on the date of the award, multiplied by the number of Stock Units previously credited to a director's Stock Unit Account, divided by (y) the Fair Market Value of a share of Mercantile's Common Stock on that date. During 1998, non-employee directors received a total of 10,000 Stock Options and 3,509 Stock Units in annual and quarterly awards.

   In addition, pursuant to the Director Plan, a non-employee director can elect to defer until after the termination of services as a director (or earlier in the event of a change in control of Mercantile) the receipt of all or a portion of the retainer and/or fees which such director is entitled to receive in cash. Amounts so deferred will be credited, at the option of the electing director, to either (a) an interest-bearing cash account established by Mercantile for the benefit of such director (each a "Cash Account") which will be adjusted for gains or losses based upon an investment index selected by such director, or (b) such director's Stock Unit Account. Deferred cash amounts credited to a Stock Unit Account will be contemporaneously converted to Stock Units on a Fair Market Value-equivalent basis and, thereafter, will be treated as Stock Units in all respects.

   The total number of Stock Units in a non-employee director's Stock Unit Account and funds, if any, credited to such director's Cash Account shall be distributed to the director in the form of an equivalent number of shares of Mercantile's Common Stock and in cash, respectively, following the termination of service of such director (or earlier in the event of a change in control of Mercantile). In lieu of fractional shares of Mercantile's Common Stock, each director who otherwise would be entitled to receive fractional shares in respect of Stock Units will receive cash in an amount determined by multiplying the fractional share interest to which such director would otherwise be entitled by the then Fair Market Value thereof.

                  BENEFICIAL OWNERSHIP OF STOCK BY MANAGEMENT

   The following information is furnished as of February 26, 1999, to indicate beneficial ownership of shares of Mercantile's Common Stock by each director, by each nominee for director and by each executive officer named in the Summary Compensation Table, individually, and all directors, nominees and executive officers as a group:

Name of Beneficial Owner                Beneficially Owned/1/     Stock Units/2/
------------------------                ---------------------     --------------
Richard E. Beumer......................          23,361/3/               353
Harry M. Cornell, Jr...................           5,649/4/             5,255
Dr. Henry Givens, Jr...................           1,200/5/               345
William A. Hall........................           9,157/4/             2,164
Cinda A. Hallman.......................               0                   99
Thomas H. Jacobsen.....................       1,132,588/6/            13,900
Frank Lyon, Jr.........................       6,764,823/7/             3,387
Robert W. Murray.......................         132,641/8/             2,063
Harvey Saligman........................           9,605/9/             5,321
Craig D. Schnuck.......................           8,875/10/            1,397
Alvin J. Siteman.......................       3,362,433/11/            3,125
Patrick T. Stokes......................           3,625/4/             3,992
John A. Wright.........................           4,674/12/            4,217
W. Randolph Adams......................         168,214/13/            2,978
John Q. Arnold.........................         160,695/13/            2,264
John P. Dubinsky.......................         440,731/13/,/14/         692
John W. McClure........................         217,602/13/,/15/       9,777
Directors and executive officers as a
 group (22 persons)....................      12,773,491/16/           67,989

-----

/1/Based on 157,625,883 shares outstanding as of February 26, 1999, director
  Frank Lyon, Jr. indirectly beneficially owned 4.29% of the outstanding Common Stock and director Alvin J. Siteman beneficially owned 2.13% of the outstanding Common Stock. No other director or executive officer beneficially owned in excess of 1% of the outstanding Common Stock. All directors and executive officers as a group beneficially owned 7.86% of the outstanding Common Stock and outstanding options exercisable within 60 days of the Record Date. Unless otherwise noted, each individual named has sole voting and investment power with respect to all shares listed as beneficially owned.

/2/Includes Stock Units held in deferred compensation accounts and, where applicable, in supplemental retirement plan accounts. Stock Units are convertible into an equal number of shares of Mercantile's Common Stock.

/3/Mr. Beumer holds 16,379 shares included above jointly with his wife. Mr.
   Beumer has shared voting and investment power with respect to these shares. The total set forth in the table above also includes 6,682 shares which are subject to stock options that are presently exercisable or that will be exercisable within 60 days of the Record Date.

/4/Includes 2,500 shares subject to stock options that are presently exercisable.

/5/Includes 1,000 shares subject to stock options that are presently exercisable.

/6/Mr. Jacobsen holds 299,850 shares included above that are restricted shares subject to forfeiture and reversion back to Mercantile in the event that Mr. Jacobsen terminates his employment with Mercantile during specified time periods. The total set forth in the table above also includes 668,422 shares subject to stock options held by Mr. Jacobsen that are either presently exercisable or are exercisable within 60 days of the Record Date.

/7/The total set forth in the table above includes 2,500 shares which are subject to stock options that are presently exercisable. The rest of the shares included in the total are held in two limited partnerships. The limited partner and sole shareholder of the corporate general partner of each such limited partnership are trusts of which Mr. Lyon is the trustee and beneficiary.

/8/Includes 51,996 shares held by Mr. Murray's wife. Mr. Murray has no voting or investment power with respect to these shares. Also includes 24,547 shares subject to stock options held by Mr. Murray that are presently exercisable or which are exercisable within 60 days of the record date.

/9/Mr. Saligman has disclaimed beneficial ownership of 724 shares included above which are owned by his wife and 2,726 shares included above which are owned by his wife as custodian for three children. Mr. Saligman has no voting or investment power with respect to these shares. The total set forth in the table above also includes 2,500 shares subject to stock options that are presently exercisable.

/10/Mr. Schnuck holds 3,375 of the shares included above jointly with his wife. Mr. Schnuck has shared voting and investment power with respect to these shares. The total set forth in the table above also includes 2,500 shares subject to stock options that are presently exercisable.

/11/Mr. Siteman disclaims beneficial ownership of 243,445 shares included above, 114,240 shares of which are held in his wife's revocable trust, and 129,205 shares of which are held in various trusts of which Mr. Siteman or affiliates are trustees. A total of 604,507 shares included above are held by affiliated corporations; Mr. Siteman has sole voting and investment power with respect to these shares.

/12/Mr. Wright holds 2,160 of the shares included above jointly with his wife.
   Mr. Wright has shared voting and investment power with respect to these shares. The total set forth in the table above also includes 2,500 shares subject to stock options that are presently exercisable.

/13/As of February 26, 1999, Messrs. Adams, Arnold, Dubinsky and McClure, held
   37,500; 47,500; 25,000 and 40,000 shares, respectively, included above, that are restricted shares subject to forfeiture by and reversion back to Mercantile in the event that the executive officer terminates his employment with Mercantile during specified time periods. The totals set forth in the table above also include 95,077; 93,450; 124,948 and 138,000 shares subject to stock options held by Messrs. Adams, Arnold, Dubinsky and McClure, respectively, that are either presently exercisable or which are exercisable within 60 days of the Record Date.

/14/Mr. Dubinsky disclaims beneficial ownership of 29,041 shares included above, 1,141 shares of which are held by his wife, 2,196 shares of which are held by his children, and 25,704 shares of which are held as Trustee of family trusts.

/15/Mr. McClure holds 6,936 shares included above jointly with his wife. He has shared voting and investment power with respect to these shares. In addition, this total includes 415 shares held by his wife over which he has no voting or investment power.

/16/As of February 26, 1999, all directors and executive officers as a group held 523,475 shares that are restricted shares subject to forfeiture by and reversion back to Mercantile in the event that the executive officer terminates his employment with Mercantile during specified time periods. The total set forth in the table also includes 1,461,453 shares subject to stock options held by all directors and executive officers as a group, which options are either presently exercisable or which are exercisable within 60 days of the Record Date.

               COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
            REPORT TO SHAREHOLDERS REGARDING EXECUTIVE COMPENSATION

Overall Policy

   The design of Mercantile's executive compensation program links the compensation of its executives directly to achievement of specific corporate and/or business unit performance goals and returns to shareholders. The overall objectives in this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals contained in Mercantile's business strategy, to link executive and shareholder interests through equity-based plans and to provide a compensation package that recognizes and rewards individual contributions, including job performance, as well as overall business results. While the strongest competitors for executive talent are believed to be regional bank holding companies with assets of greater than $30 billion located throughout the United States, competitor companies for certain executive positions may be non-banking companies.

   During 1998, the Compensation and Management Development Committee (the "Committee") conducted a comprehensive review of Mercantile's executive compensation program. This review included an assessment of the market competitiveness of base salaries, annual cash incentives and long-term equity-based compensation of its executives and a relative comparison of corporate performance and total return to shareholders to the bank holding companies included in the Keefe, Bruyette & Woods 50 Index (the "KBW 50 Index"), which consists of 50 of the larger United States bank holding companies.

   The Committee determines the compensation of all of the executive officers who report to Mr. Jacobsen and serve on Mercantile's Management Executive Committee ("senior management officers"), including the named executive officers whose compensation is detailed in this proxy statement. The Committee also approves the design of compensation policies for approximately 565 other officers, who are the next most highly compensated officers of Mercantile and its subsidiaries. In reviewing the individual performance of the officers whose compensation is detailed in this proxy statement (other than Mr. Jacobsen), the Committee takes into account the views of Mr. Jacobsen.

   The key elements of Mercantile's executive compensation program consist of base salary, annual performance-based cash incentives and stock-based incentives, such as stock options, restricted performance units and restricted stock. While the elements of compensation are considered separately, the Committee's policies take into account the total compensation package of each senior management officer, including pension benefits, supplemental retirement benefits, insurance and other benefits. The Committee's policies with respect to each element of executive compensation are discussed below.

Base Salaries

   Base salaries for senior management officers are initially determined by evaluating the responsibilities of the position held and the skills, knowledge and experience of the individual, and by referring to the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies deemed to be competitors of Mercantile in the hiring and retention of comparable executive officers. Since there is a positive correlation between the asset size of banking institutions and the salaries of senior management officers, Mercantile targets base salary levels for senior management officers by comparison to average salaries paid for comparable positions with banks included in the KBW 50 Index on an asset-size adjusted basis, including expected growth.

   Individual salary adjustments for senior management officers are determined annually by evaluating the performance of each officer and the performance of the business unit for which he/she is responsible (e.g. annual and long-term net income, expense-to-assets ratio, return on assets and earnings per share goals) during the preceding year and, when applicable, taking into account new responsibilities assigned to the officer during the year. For 1998, senior management officers excluding Mr. Jacobsen received average base salary increases of 10.4% over their prior base salary levels.

   The assets of Mercantile grew by 67% during the two-year period ended December 31, 1997. The base salary paid to Mr. Jacobsen in 1998 was increased by 16.8% over 1997 to ensure a base salary which is competitive with the other banks of similar or greater asset size in the KBW 50 Index. The increase is also reflective of Mercantile's success and Mr. Jacobsen's leadership in achieving its financial goals for 1997, and the Committee's assessment of Mr. Jacobsen's individual performance.

Annual Incentives

   Each senior management officer is eligible for an annual cash incentive award. This cash award is designed to provide an incentive for the participating senior management officers to achieve annual performance goals which are based on individual, business unit and corporate measures. For 1998, the target opportunities for such officers, expressed as a percent of base salary, were based upon the median of incentive opportunities for similar positions at the companies included in the KBW 50 Index. Performance objectives for the funding of the annual incentive target opportunities were based on achievement of earnings per share goals set by the Committee during the first quarter of

1998. Additionally, each officer was given specific objectives with respect to Corporate business unit and individual performance, including, but not limited to, earnings growth, asset quality and productivity improvement. Incentive awards reflect the degree to which 1998 objectives were met.

   Mr. Jacobsen participates in Mercantile's Amended and Restated Executive Incentive Compensation Plan, which was approved by the shareholders at the 1997 Annual Meeting of Shareholders. For 1998, Mr. Jacobsen's target and stretch incentive opportunities were based on the Corporation's objectives for earnings per share, adjusted for one-time pre-assimilation dilution effects, gains on divestitures, and one time charges for acquisitions and restructuring. The adjustments equalled, in the aggregate, approximately $76.7 million on an after-tax basis. As so adjusted, earnings per share in 1998 of $2.90 met targeted performance objectives and exceeded 1997 results.

Stock-Based Incentives

   Under Mercantile's Amended and Restated Stock Incentive Plan, approved by the shareholders at the 1997 Annual Meeting of Shareholders, stock options, restricted performance units and restricted stock may be granted to senior management officers. The Committee sets guidelines for the size of stock option, restricted performance unit and restricted stock awards based on the responsibilities of the position held, the skills, knowledge and experience of the senior management officer, competitive compensation data from the peer group and the Corporation's financial performance. Stock-based, long-term incentives are targeted to the 75th percentile practices of the companies included in the KBW 50 Index. While such stock-based incentives primarily reflect competitive practices, past incentive awards are also considered.

   Stock options, restricted performance units and restricted stock are designed to align the interests of senior management officers with those of the shareholders. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant and generally vest over four or five years beginning one year following the date of grant. The stock option grants in 1998 for Mr. Jacobsen and other senior management officers were three-year front loaded grants. These options will vest over a six-year period. Options granted under the current and certain prior stock incentive plans of the Corporation are eligible for reload grants. A reload is a new stock option granted, on a one-for-one basis, when currently-owned shares of Common Stock are tendered to fund stock option exercises. Reload options have an exercise price equal to the market price of the Common Stock on the date of grant, vest one year from such date and have a term equal to the remaining life of the option to which they relate. Restricted performance units and/or restricted stock are generally awarded to a senior management officer in recognition of his or her value to the Corporation and as a means to ensure his or her continued service. Restricted performance units typically vest over a period of at least three years, while restricted stock awards typically vest over a period of at least five years. This approach is designed to focus the executives on the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

   In 1998, Mr. Jacobsen was awarded options to purchase 240,000 shares with an exercise price of $53.0625 per share. This grant, which covered 1999 through 2001, as indicated above, is competitive with the long-term incentive practices of the KBW 50 banks at the 75th percentile. Mr. Jacobsen was awarded 150,000 shares of restricted stock but received no restricted performance unit awards in 1998.

Executive Stock Ownership Guidelines

   In 1994, Mercantile adopted stock ownership guidelines for senior management officers. Officers as of January 1, 1994, had until December 31, 1998, to acquire the specified number of shares of Mercantile's Common Stock. Those who become senior management officers after that date have five years thereafter to acquire the specified number of shares. The guidelines for Mr. Jacobsen and line and staff senior management officers are 118,125; 29,700; and 16,200 shares, respectively. All senior management officers met or exceeded the ownership guidelines.

Deductibility of Executive Officer Compensation

   The Committee's policy with respect to the tax deductibility of executive compensation in excess of $1 million is to structure benefit plans in such a manner that permits the deductibility of such compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") when Mercantile can do so without material change to its overall compensation program.

                        THE COMPENSATION AND MANAGEMENT
                             DEVELOPMENT COMMITTEE

                             HARRY M. CORNELL, JR.
                                  (CHAIRMAN)

                       FRANK LYON, JR.  HARVEY SALIGMAN

                      COMPENSATION OF EXECUTIVE OFFICERS

   The following table sets forth the compensation of the named executive officers for each of the last three years:

                          Summary Compensation Table

                                         Annual Compensation           Long Term Compensation
                                  --------------------------------- -----------------------------
                                                         Other      Restricted Securities         All Other
                                                        Annual        Stock    Underlying  Pay-    Compen-
    Name & Principal              Salary    Bonus   Compensation/1/ Awards/2/   Options   outs/3/ sation/4/
        Position          Year      ($)      ($)          ($)          ($)        (#)       ($)      ($)
    ----------------      ----    ------    -----   --------------- ---------- ---------- ------- ---------
Thomas H. Jacobsen        1998    850,000 1,016,016     471,573     7,771,875   240,000         0  115,500
 Chairman of the Board,   1997    728,000   863,226      79,092             0   240,000         0  121,592
 President and Chief      1996    633,000   554,318      79,126             0         0   568,506  121,700
 Executive Officer

W. Randolph Adams         1998    372,400   289,058      34,628       777,188    75,000         0   53,887
 Senior Executive Vice    1997    354,700   289,081      17,645             0    90,401         0   39,976
 President and Chief      1996    337,800    87,828      21,265             0         0   184,795   47,880
 Administrative Officer

John Q. Arnold            1998    400,000   353,903      28,697     1,295,313    90,000         0   56,612
 Vice Chairman, Private   1997    312,000   240,714      23,107             0    75,000         0   42,061
 Banking & Investments    1996    249,600   120,998      16,027             0         0   142,141   37,640

John P. Dubinsky          1998    450,000   299,723      29,487     1,295,313   111,000         0   63,214
 Chairman, President and  1997(5) 212,500   233,750      19,371             0         0         0   39,907
 Chief Executive          1996         NA        NA          NA            NA        NA        NA       NA
 Officer--Mercantile
 Bank

John W. McClure           1998    400,000   353,903      29,081     1,295,313    90,000         0   47,718
 Vice Chairman and Chief  1997    371,600   230,226      21,144             0    75,000         0   52,300
 Financial Officer        1996    337,800   211,455      18,629             0         0   184,795   47,392

-----
/1/Perquisites and other personal benefits for Mr. Jacobsen are included in the other annual compensation column but were less than established itemized reporting thresholds in 1998, except for non-recurring club fees in the amount of $158,000 paid on behalf of Mr. Jacobsen.

/2/Restricted stock awarded to Mr. Jacobsen vests 50% on October 1, 2003, and
  50% on October 1, 2004. Restricted stock awarded to Messrs. Adams, Arnold, Dubinsky and McClure vests 50% on each of the fourth and fifth anniversary dates of the grant. As of December 31,1998, Messrs. Jacobsen, Adams, Arnold, Dubinsky and McClure held an aggregate of 299,850; 37,500; 47,500; 25,000 and 40,000 shares of restricted stock, respectively (including the restricted stock awards referred to in the table), having an aggregate value on such date of $13,830,581; $1,729,688; $2,190,938; $1,153,125 and
  $1,845,000, respectively. Holders of shares of restricted stock will receive dividends on such shares during the period of restriction.

/3/No Restricted Performance Unit payouts were made in 1998.

/4/Included in the totals set forth in this column in respect of Messrs.
  Jacobsen, Adams, Arnold, Dubinsky and McClure are the profit sharing and/or matching contributions of $74,527; $29,936; $29,954; $30,807 and $28,569,
  for their respective accounts under Mercantile's Horizon Savings and Incentive Plan, Supplemental Savings Plan and Stock Purchase Plan, and premiums of $40,973; $23,951; $26,658; $32,407 and $19,149 paid by
  Mercantile on non-split dollar life insurance policies for such officers, respectively, under Mercantile's Management Life Insurance Plan.

/5/Mr. Dubinsky became an employee of the Corporation on April 25, 1997. All compensation amounts for 1997 reflect compensation paid to Mr. Dubinsky after that date.

Option Grants in Last Fiscal Year

   The following table sets forth information concerning stock option grants made in the fiscal year ended December 31, 1998, to the individuals named in the Summary Compensation Table:

                                    Individual Grants
                     ------------------------------------------------
                      Number of    Percent of
                      Securities     Total                              Grant
                      Underlying  Options/SARs                          Date
                     Options/SARs   Granted    Exercise or             Present
                      Granted/1/  Employees in Base Price  Expiration Value/2/
Name                     (#)      Fiscal Year    ($/Sh)       Date       ($)
----                 ------------ ------------ ----------- ---------- ---------
Thomas H. Jacobsen..   240,000       15.22       53.0625    07/20/08  3,524,712

W. Randolph Adams...    75,000        4.76       53.0625    07/20/08  1,101,473

John Q. Arnold......    90,000        5.71       53.0625    07/20/08  1,321,767

John P. Dubinsky....   111,000        7.04       53.0625    07/20/08  1,630,179

John W. McClure.....    90,000        5.71       53.0625    07/20/08  1,321,767

-----

/1/The exercise price may be paid in cash or by such other method permitted by the Committee, including (a) tendering (either actually or by attestation) shares of Mercantile's Common Stock already owned having a fair market value equal to the cash exercise price of the option being exercised, (b) surrendering another Mercantile stock award having a fair market value on the date of exercise equal to the cash exercise price of the option being exercised, or (c) any combination of the foregoing. Options generally terminate on the earlier of: ten years after grant; immediately on involuntary termination of employment for cause or voluntary termination of employment without written consent of Mercantile; twelve months after termination of employment for disability; eighteen months after termination by reason of death; thirty-six months after termination by reason of retirement; or three months after termination for any other reason. Upon a change in control of Mercantile, all options become fully exercisable.

/2/Option values are based upon the Black-Scholes option pricing model. Such model assumes: (a) an option term of 10 years; (b) an average risk-free rate of 5.36%; (c) a time weighted volatility of .2952, calculated using daily stock prices for the 7 calendar years prior to the grant date; (d) a time weighted dividend yield of 2.69%, also based on the seven-year quarterly data prior to the grant; and (e) an expected option life of 1.55 years from the vesting date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth information concerning option exercises in the fiscal year ended December 31, 1998, and options remaining unexercised at December 31, 1998, by the individuals named in the Summary Compensation Table:

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised
                                           Value     Options/SARs at Fiscal   In-The-Money Options/SARs
                         Shares Acquired  Realized        Year-End (#)        at Fiscal Year-End/1/ ($)
Name                     on Exercise (#)    ($)     Exercisable/Unexercisable Exercisable/Unexercisable
----                     --------------- ---------- ------------------------- -------------------------
Thomas H. Jacobsen......     42,052      $1,857,588      588,022/496,800        15,634,465/3,736,891
W. Randolph Adams.......          0               0       69,952/155,250         1,191,735/1,167,779
John Q. Arnold..........          0               0       71,025/164,850         1,650,901/1,035,704
John P. Dubinsky........          0               0      124,948/111,000                 2,442,216/0
John W. McClure.........      7,875         403,375      112,875/170,250         2,723,231/1,167,779

-----

/1/Based on a price per share of $46.125, being the closing price on the New
  York Stock Exchange on December 31, 1998 (1998 fiscal year end) as reported in The Wall Street Journal.

Employment Arrangements

   None of the senior management officers of Mercantile, including those named in the Summary Compensation Tables, are parties to any employment agreements with the Corporation, except Mr. Jacobsen and Mr. Dubinsky. The agreements pertaining to Messrs. Jacobsen and Dubinsky provide that if the named officer's employment is terminated prior to the end of the term of such officer's agreement by such officer for specified reasons or by Mercantile for any reason other than death, disability or cause, Mercantile will be obligated, among other things, to pay the then-current base salary and bonus of such officer and all benefits for the remaining term of the agreement or, in the case of
Mr. Dubinsky, an amount equivalent to approximately nineteen months' base salary and bonus, except that in the case of termination of Mr. Jacobsen's employment by Mercantile as a result of certain specified non-performance events, Mr. Jacobsen will receive an amount equivalent to his then-current base salary and bonus for a period of three years or the remaining term of the employment agreement (October 31, 2004), whichever is less.

   Each of the officers named in the Summary Compensation Table and certain other senior management officers are protected by substantively similar contractual provisions from a decrease in compensation, benefits, title or duties following a change in control of Mercantile. Under such provisions, each such officer will be entitled to receive an amount equal to such officer's then-current annual base salary and annual bonus in the event that such officer remains employed with Mercantile through the first anniversary of the change in control. Such agreements additionally provide that if there is a decrease in compensation or responsibilities of such officer or if such officer's employment is terminated for any reason other than for "cause" (as defined in the respective agreements) or if such officer resigns for good reason (or in the case of Mr. Jacobsen, if Mr. Jacobsen resigns for any reason within 13 months) after a change in control, Mercantile will be obligated to pay a lump-sum amount equal to twice such officer's then-current annual base salary and annual bonus (or an amount equal to approximately 3.6 times current base salary and annual bonus in the case of Mr. Dubinsky in the event the effective date of any change in control occurs prior to April 25, 1999, or, in the case of Mr. Jacobsen, a lump-sum payment equal to his annual base salary and bonus for the remaining term of the employment agreement or for two years, whichever is greater), plus the value of certain other retirement benefits and other payments foregone due to the termination, and to continue all employee benefits through the remaining term of the agreement. If it is determined that any payments made to an officer pursuant to this agreement would subject such officer to an excise tax pursuant to Section 4999 of the Code, Mercantile will also be obligated to pay to such officer an additional amount sufficient to put the officer in the same after-tax position as he would have been in had no excise tax been imposed on such payment.

Retirement Plans

   During 1998, Mercantile began computing future pension benefits using a "cash balance" accumulation formula. A cash balance formula accumulates pension benefits in a bookkeeping account in an employee's name. The actuarial present value of all pension benefits that had been earned by each employee prior to 1998 served as the opening account balance. Set forth below is a discussion of Mercantile's qualified and non-qualified plans.

   Mercantile Bancorporation Inc. Retirement Plan (the "Retirement Plan"). All employees earn pension benefits under Mercantile's qualified Retirement Plan. Pension benefits become 100% vested after the completion of five years of vesting service, as defined by the plan. Prior to completion of the vesting requirement, employees have no right to a pension benefit. Vested employees are eligible to receive a pension benefit at the later of age 45 or the date employment ends. The pension may be received as a single lump-sum or as a lifetime annuity.

   At the end of each calendar year, a bookkeeping account in an employee's name is credited with an amount equal to a percentage of the employee's compensation received during the calendar year. The percentage of compensation is based upon age, as follows:

                                               Percentage
             Age at Beginning                      of
             of Calendar Year                 Compensation
             ----------------                 ------------
             Less than 30....................     2.0%
             30-34...........................     2.5%
             35-39...........................     3.0%
             40-44...........................     3.5%
             45-49...........................     4.5%
             50-54...........................     6.0%
             55 and Over.....................     7.0%

   These accounts also receive an "interest credit" based on average 10-year U.S. Treasury Bill rates for the previous September (minimum of 5.50%). Pension benefits are not subject to reductions for Social Security benefits.

   Mercantile Bancorporation Inc. Supplemental Retirement Plan (the "Supplemental Plan"). Non-qualified Supplemental Plan pension benefits computed under the same formula as the Retirement Plan are provided to all employees whose benefits under the Retirement Plan are limited under applicable Federal tax laws and regulations.

   Mark Twain Bancshares, Inc. Executive Benefit Plan (the "Mark Twain Supplemental Plan"). Certain executive officers of the former Mark Twain Bancshares, Inc. were provided non-qualified pension benefits for service prior to July 1, 1997. No additional benefits have been earned or will be earned after June 30, 1997.

   Estimated Annual Retirement Benefits Payable to Certain Executive Officers. The following table shows the estimated total annual retirement benefit, including both the qualified and non-qualified plans in which each such executive officer participates, which would be payable to each executive officer listed if he were to retire at age 65.

                                                    Year of        Estimated
        Name                                     65th Birthday Annual Benefit/1/
        ----                                     ------------- -----------------
        Thomas H. Jacobsen......................     2004          $801,293
        W. Randolph Adams.......................     2009          $136,941
        John Q. Arnold..........................     2009          $120,677
        John P. Dubinsky........................     2008          $303,718
        John W. McClure.........................     2011          $363,285

-----

 /1/Amounts are projected assuming compensation remains level and all future interest crediting rates are 5.50%. Compensation, for pension plan purposes, is generally equal to the sum of the "Salary" and "Bonus" columns of the Summary Compensation Table.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG MERCANTILE, S&P 500 AND KBW 50 INDICES

   The following graph compares quarterly cumulative five-year shareholder returns (including reinvestment of dividends) on an indexed basis with the S&P 500 Stock Index and the Keefe, Bruyette & Woods 50 Index, which is composed of 50 of the nation's larger banking companies, including all money-center and most major regional banks:

                    GRAPH OF MERCANTILE BANCORPORATION, INC

                                               Period Ending
                           -----------------------------------------------------
Index                      12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
-----                      -------- -------- -------- -------- -------- --------
Mercantile Bancorporation
 Inc.....................   100.00   107.36   163.07   188.40   346.99   266.94
S&P 500..................   100.00   101.32   139.39   171.26   228.42   293.69
KBW 50...................   100.00    94.90   152.00   215.01   314.32   340.34

           INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

   The officers and directors of Mercantile are at present, as in the past, customers of one or more of Mercantile's subsidiary banks and have had and expect to have transactions with such banks in the ordinary course of business. In addition, certain of the officers and directors of Mercantile are at present, as in the past, also executive officers or principal shareholders of corporations which are customers of such banks and which have had and expect to have transactions with such banks in the ordinary course of business. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable or unusual features.

   Frank Lyon, Jr., a director of Mercantile, indirectly owns FLB, Inc., an Arkansas corporation that leases office facilities to a subsidiary bank of Mercantile. In 1998, aggregate lease payments of $230,378 were paid to FLB, Inc. by the Bank.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires Mercantile's directors and executive officers ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Mercantile. To Mercantile's knowledge, based solely on its review of the copies of such reports furnished to Mercantile and written representations by such directors, nominees and executive officers that no other reports were required, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to Reporting Persons were timely met.

                             INDEPENDENT AUDITORS

   The firm of KPMG LLP has been selected as Mercantile's independent auditor for 1999. Such firm was also Mercantile's independent auditor for 1998. A representative of KPMG LLP is expected to be present at the Annual Meeting of Shareholders. The representative shall have an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

   All proposals of shareholders, including nominations of directors, intended to be presented at the 2000 Annual Meeting of Shareholders must be received in writing by the Corporate Secretary at Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524, by November 14, 1999, in order to be considered for inclusion in Mercantile's proxy statement and form of proxy for the 2000 Annual Meeting.

   In addition, the By-Laws of Mercantile provide that shareholder proposals, including nominations of directors, which do not appear in the proxy statement may be considered at a meeting of shareholders only if they involve a matter proper for shareholder action and written notice of the proposal is received by the Secretary of Mercantile not less than 60 and not more than 90 days prior to the anniversary of the preceding year's annual meeting. Pursuant to the By-Laws of Mercantile, then, to be considered at the 2000 Annual Meeting of Shareholders, written notice of a proposal must be received by Mercantile no later than February 20, 2000. Any such written notice of a shareholder proposal by a shareholder to the Secretary of Mercantile must include (a) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual meeting,
(b) the name and address, as they appear on Mercantile's books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of Mercantile which are owned beneficially and of record by the shareholder and such beneficial owner, (d) any material interest of the shareholder and such beneficial owner in such business and (e) in the case of nominations of directors, such other information regarding the nominee as may be required to be disclosed in the Proxy Statement, and the written consent of the proposed nominee to serve as director, if elected.

                            DISCRETIONARY AUTHORITY

   The Board does not intend to present any business at the Annual Meeting other than those matters set forth in the accompanying Notice of Annual Meeting and, as of February 22, 1999 (the 60th day prior to last year's Annual Meeting date), no matters were proposed by any shareholder for consideration at this Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote the proxies in accordance with their best judgment in the interests of Mercantile.

                       VOTING VIA TELEPHONE OR INTERNET

   If you are a registered shareholder, there are three ways to vote your proxy this year:

  . By telephone--call 1-888-514-4508 and follow the instructions on the enclosed proxy card.

  . By Internet--access the proxy form at www.harrisbank.com/wproxy. Follow the instructions for Internet voting found there and on the enclosed proxy card.

  . By Mail--sign, date and mail the enclosed proxy card using the return envelope provided.

These procedures require that, in order to be effective, your telephone or Internet proxy instructions must be received before 12:01 A.M., April 20, 1999, to allow for processing the results.

   The telephone and Internet voting procedures used by Mercantile's transfer agent, Harris Trust and Savings Bank, are designed to properly authenticate shareholders' identities, and to accurately record and count their proxies. If you vote via the Internet, please be advised that there may be costs involved, including possibly access charges from Internet access providers and telephone companies. These costs will be borne by the shareholder.

   If your shares are registered in the name of a brokerage, bank or other nominee, you may not be able to use telephone and Internet voting procedures. Please refer to the voting materials you receive, or contact your broker, bank or other nominee, to determine your options.

   Please note that if you wish to cumulate your votes for the election of directors you may need to use a written proxy card to do so (see page 3 of this Proxy Statement).

March 15, 1999

    A copy of the 1998 Annual Report on Form 10-K filed with the Securities and Exchange Commission by Mercantile may be obtained by any shareholder, without charge, upon written request to Jon W. Bilstrom, General Counsel and Secretary, Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524.

                        MERCANTILE BANCORPORATION INC.
           Proxy for Annual Meeting of Shareholders--April 21, 1999
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

PROXY

The undersigned hereby appoint(s) T. H. JACOBSEN, J.W. McCLURE and J.W. BILSTROM, and each of them, with or without the others, proxies, with full power of substitution, to vote on the following matters as directed hereon and in their discretion upon such other business as may properly come before the meeting, all shares of stock of Mercantile Bancorporation Inc. (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the West Des Moines Marriott, 1250 74th Street, West Des Moines, Iowa, on Wednesday, April 21, 1999, at 10:00 A.M., local time, and all adjournments thereof, all in accordance with and as more fully described in the Notice and accompanying Proxy Statement for such meeting, receipt of which is hereby acknowledged.

1.   Election of Class II Directors
     Election of four Class II directors to hold office for terms of three years expiring in 2002 or until their successors have been fully elected and qualified.
     Nominees: DR. HENRY GIVENS, WILLIAM A. HALL, CINDA A. HALLMAN, CRAIG D. SCHNUCK

2. In their discretion, upon any other business, including adjournments of the meeting, which may properly come before the meeting.

THIS PROXY, WHEN PROPERLY SUBMITTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, ALL PROPERLY SUBMITTED PROXIES WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AND THE PROPOSALS LISTED.

IMPORTANT: THIS CARD MUST BE DATED AND SIGNED ON THE REVERSE SIDE AND RETURNED
           PRIOR TO THE MEETING TO BE EFFECTIVE.

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                        MERCANTILE BANCORPORATION INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]


[                                                                              ]

1. Election of Class II Directors--(see reverse)          For Withhold For all
   For, except vote withheld from the following           All   All    Except
   nominee(s):                                            [_]   [_]      [_]
   01-Dr. Henry Givens      02-William A. Hall
   03-Cinda A. Hallman      04-Craig D. Schnuck
   ---------------------------------------------
                                                           For  Against  Abstain
2. In their discretion, upon any other business            All    All
   which may properly come before the meeting.             [_]    [_]      [_]


3. Check here if you will attend the meeting.              [_]

                                          4. Check here if address
                                             change is noted.              [_]

                                             ---------------------------------

                                             ---------------------------------

                                      Dated:                              1999
                                            ------------------------------

              Signature(s)
                          ------------------------------------------------------

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              NOTE: Please sign exactly as name appears hereon, Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
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